CALECO PHARMA CORP.
103 East Holly Street, Suite 410
National Bank Building
Bellingham, WA 98225
(360) 306-1133
www.calecopharmacorp.com/

September 30, 2009

Caleco Pharma Corp. – Corporate Update

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE) Caleco Pharma Corp. (the “Company”) is pleased to announce a corporate update with respect to its business activities. Over the course of the past 60 days, several meetings and presentations have occurred between the Company’s management and various corporations, private and public, to further the development of our proprietary technology known as our “Liver Health Formula” and the expansion of our marketing and commercialization efforts of our Liver Health Formula.

As a result of these meetings, we have identified several business opportunities. As previously announced, we signed a letter of intent (the “Letter of Intent”) with Puleva Biotech S.A. (“Biotech”), a publicly listed Spanish Corporation engaged in the business of research, development and commercialization of health related products. The Letter of Intent sets out the terms of a proposed license agreement whereby we have agreed to acquire an exclusive license to market and exploit Biotech’s patented probiotic bacteria product known as Hereditum in the United States, Canada and Mexico. We have also submitted proposals to form alliances in order to provide for the development and distribution of products derived from our Liver Health Formula.

We plan to provide further corporate updates to our shareholders and the investment community upon our forming additional relationships and completing additional letters of understanding. We will continue to explore adding industry professionals and experts who have experience in the areas of clinical research, product development, marketing and distribution to our Board of Directors and will continue to seek out strategic relationships with these individuals. We plan on continuing the development of our proprietary technology as naturally sourced health supplements and for dermatological applications.

About Caleco Pharma Corp.

Our business plan is to develop our proprietary technology designed to treat moderate to severe liver maladies, such as elevated liver enzymes and the Hepatitis C viral infection, (the “Liver Health Formula”) as an over-the-counter medication and as a United States Food and Drug Administration (“FDA”) approved pharmaceutical. To date, our intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the Company will be able to enter into a formal license agreement with Puleva Biotech S.A or that it will be completed on the above terms; (ii) the Company will be successful in entering into further relationships or letters of understandings with additional parties; and (iii) the Company will be able to develop and, if warranted, manufacture or produce product derived from its proprietary technology. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Caleco Pharma Corp.

John Boschert, President

Contact:

For more information contact:
Caleco Pharma Corp.
Tel: (360) 306-1133
www.calecopharmacorp.com/